Exhibit 23.1


The Board of Directors of Globus Wireless Ltd.:


We consent to incorporation by reference in the registration statement on Form S-8 of Globus Wireless Ltd. of our report dated January 18, 2001, relating to the consolidated balance sheets of Globus Wireless Ltd. and subsidiaries as of October 31, 2000, and the related consolidated statements of loss and comprehensive loss, stockholders' equity and cash flows for the year then ended, which report appears in the October 31, 2000, annual report on Form 10-KSB of Globus Wireless Ltd.

signed "KPMG LLP"


Kelowna, Canada

July 3, 2001